Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Fourth Quarter and Full Year 2008 Results

•	Comparable Restaurant Sales Increased 3.5% for the Quarter and 5.8% for the Full Year

•	39 New Restaurants Opened in the Quarter and 136 for the Full Year

•	Diluted EPS was $0.52 for the Quarter and $2.36 for the Full Year

Denver, Colorado – (Business Wire) – February 11, 2009 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its fourth quarter and full year ended December 31, 2008.

Highlights for the fourth quarter of 2008 as compared to the fourth quarter of 2007 include:

•	Revenue increased 19.5% to $345.3 million

•	Comparable restaurant sales increased 3.5%

•	Restaurant level operating margin was 21.1%, a decrease of 100 basis points

•	Net income was $17.0 million, a decrease of 3.2%

•	Diluted earnings per share was $0.52, a decrease of 1.9%

Highlights for the full year ended December 31, 2008 as compared to the prior year include:

•	Revenue increased 22.7% to $1.3 billion

•	Comparable restaurant sales increased 5.8%

•	Restaurant level operating margin was 21.5%, a decrease of 80 basis points

•	Net income was $78.2 million, an increase of 10.8%

•	Diluted earnings per share was $2.36, an increase of 10.8%

“Given the challenges we faced in 2008, I am extremely proud of the results we were able to deliver. By remaining focused on our vision to change the way the world thinks about and eats fast food, we have been able to continue to develop our Food With Integrity program, foster our people culture, and deliver strong financial results,” said Chairman and Co-Chief Executive Officer Steve Ells.

“Our people culture is stronger than ever,” added Co-Chief Executive Officer Monty Moran. “Our Restaurateurs are the inspiration and aspiration of both managers and crew. By empowering our top performers, we are able to deliver an exceptional dining experience which is a key element to keeping our customers coming back during these difficult economic times.”

Fourth quarter 2008 results

Revenue for the fourth quarter of 2008 increased 19.5% to $345.3 million from $288.9 million in the fourth quarter of 2007. This growth in revenue was attributable to new restaurants not in the comparable base and a 3.5% increase in comparable restaurant sales in the fourth quarter. Comparable restaurant sales growth was due to the impact of menu price increases partially offset by a decline in customer visits. Chipotle opened 39 new restaurants during the fourth quarter of 2008.

Restaurant level operating margins decreased to 21.1% in the fourth quarter of 2008 from 22.1% in the fourth quarter of 2007, primarily due to increases in food costs, occupancy and other operating costs partially offset by menu price increases. Occupancy costs were negatively impacted by a $2.6 million one time non-cash straight line rent expense adjustment in the quarter which accounted for 75 basis points of the increase over the prior year. The impact was largely offset by a $2.3 million cumulative unused gift card benefit to revenue.

General and administrative expenses were $24.3 million in the fourth quarter of 2008, or 7.0% of revenue, compared to $20.6 million in the fourth quarter of 2007, or 7.1% of revenue. In the fourth quarter of 2008, general and administrative expenses declined as a percentage of revenue due primarily to the impact of menu price increases.

Income from operations increased to $27.9 million in the fourth quarter of 2008, compared to $27.5 million in the fourth quarter of 2007.

Net income for the fourth quarter of 2008 was $17.0 million, or $0.52 per diluted share, compared to $17.5 million, or $0.53 per diluted share in the fourth quarter of 2007.

Results for the full year ended December 31, 2008

Revenue for the full year ended December 31, 2008 increased 22.7% to $1.3 billion from $1.1 billion in the prior year. This growth in revenue was attributable to new restaurants not in the comparable base and a 5.8% increase in comparable restaurant sales. Comparable restaurant sales growth was due to menu price increases and increases in customer visits. Chipotle opened 136 new restaurants during the year and as of December 31, 2008 operated 837 restaurants.

Restaurant level operating margins decreased to 21.5% for the year, versus 22.3% for the year ended December 31, 2007, primarily due to increases in food costs, occupancy and other operating costs partially offset by menu price increases.

General and administrative expenses were $89.2 million for 2008, or 6.7% of revenue, compared to $75.0 million, or 6.9% of revenue, for the prior year period. General and administrative expenses declined as a percentage of revenue primarily due to the impact of menu price increases and lower performance-based bonus accruals for 2008.

Income from operations increased to $124.0 million for 2008, compared to $108.2 million a year ago.

Net income for the twelve months ended December 31, 2008 was $78.2 million, or $2.36 per diluted share, compared to $70.6 million, or $2.13 per diluted share in the prior year.

“Our strong balance sheet and attractive unit economics allowed us to act opportunistically in 2008 as we were able to open 136 new restaurants funded by cash flow from operations. We also initiated our previously-announced $100 million buy back program during the fourth quarter and we expect to open another 120-130 new restaurants in 2009 which will bring our total restaurant count to around 950. Our intent is to take advantage of our balance sheet during this economic downturn so we will be an even stronger company when the economy improves,” said Chief Financial Officer, Jack Hartung.

Outlook

For the full year 2009, management expects the following:

•	Full year comparable restaurant sales increases in the low single digits

•	120-130 new restaurant openings

•	An effective tax rate of approximately 38.5%

•	Diluted weighted average common shares outstanding of approximately 32.5 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss fourth quarter and full year 2008 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Co-Chief Executive Officer, Monty Moran, Co-Chief Executive Officer, and Jack Hartung, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-750-4984 or 1-913-312-0702 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 9923834. The replay will be available until February 18, 2009. The call will be webcast live from the Company’s Web site at Chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 830 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, the number of restaurants we intend to open, and our expected effective tax rate, as well as statements characterizing certain expense items as one time, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; risks related to our implementation of a new marketing strategy; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our Web site at Chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2008		2007
Revenue:
Restaurant sales	$345,344	100.0%	$288,910	100.0%

Total revenue	345,344	100.0	288,910	100.0

Restaurant operating costs:
Food, beverage and packaging	110,944	32.1	92,184	31.9
Labor	91,783	26.6	77,452	26.8
Occupancy	28,351	8.2	20,536	7.1
Other operating costs	41,369	12.0	34,849	12.1
General and administrative expenses	24,266	7.0	20,641	7.1
Depreciation and amortization	14,124	4.1	11,688	4.0
Pre-opening costs	2,506	0.7	2,855	1.0
Loss on disposal of assets	4,127	1.2	1,249	0.4

	317,470	91.9	261,454	90.5

Income from operations	27,874	8.1	27,456	9.5
Interest and other income	270	0.1	1,498	0.5
Interest and other expense	(75)	—	(73)	—

Income before income taxes	28,069	8.1	28,881	10.0
Provision for income taxes	(11,096)	(3.2)	(11,343)	(3.9)

Net income	$16,973	4.9%	$17,538	6.1%

Earnings per share:
Basic	$0.52		$0.54

Diluted	$0.52		$0.53

Weighted average common shares outstanding:
Basic	32,538		32,778

Diluted	32,799		33,333

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Year ended December 31,
	2008		2007
Revenue:
Restaurant sales	$1,331,968	100.0%	$1,085,047	99.9%
Franchise royalties and fees	—	—	735	0.1

Total revenue	1,331,968	100.0	1,085,782	100.0

Restaurant operating costs:
Food, beverage and packaging	431,947	32.4	346,393	31.9
Labor	351,005	26.4	289,417	26.7
Occupancy	98,071	7.4	75,891	7.0
Other operating costs	164,018	12.3	131,512	12.1
General and administrative expenses	89,155	6.7	75,038	6.9
Depreciation and amortization	52,770	4.0	43,595	4.0
Pre-opening costs	11,624	0.9	9,585	0.9
Loss on disposal of assets	9,339	0.7	6,168	0.6

	1,207,929	90.7	977,599	90.0

Income from operations	124,039	9.3	108,183	10.0
Interest and other income	3,469	0.3	6,115	0.6
Interest and other expense	(302)	—	(296)	—

Income before income taxes	127,206	9.6	114,002	10.5
Provision for income taxes	(49,004)	(3.7)	(43,439)	(4.0)

Net income	$78,202	5.9%	$70,563	6.5%

Earnings per share:
Basic	$2.39		$2.16

Diluted	$2.36		$2.13

Weighted average common shares outstanding:
Basic	32,766		32,672

Diluted	33,146		33,146

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	December 31, 2008	December 31, 2007
Total current assets	$211,072	$201,844
Total assets	$824,985	$722,115
Total current liabilities	$76,788	$73,301
Total liabilities	$202,395	$160,005
Total shareholders’ equity	$622,590	$562,110

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year ended December 31,
	2008	2007
Cash provided by operating activities	$198,507	$146,923
Cash used in investing activities	$(232,091)	$(166,213)
Cash provided by/(used in) financing activities	$(29,548)	$16,824

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007
Number of restaurants opened	39	20	49	28	37
Restaurant relocations or closures	—	—	(1)	(2)	(1)
Number of restaurants at end of period	837	798	778	730	704
Average restaurant sales	$1,763	$1,768	$1,774	$1,767	$1,734
Comparable restaurant sales increases	3.5%	3.1%	7.1%	10.2%	10.6%